EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Juniper Networks, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other	310,848(2)	$34.955(3)	$10,865,691.84	0.0000927	$1,007.25
Total Offering Amounts					$10,865,691.84		$1,007.25
Total Fee Offsets							$—
Net Fee Due							$1,007.25
(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall also cover any additional shares of the common stock, $0.00001 par value (the “Common Stock”), of Juniper Networks, Inc. (the “Registrant”) that become issuable with respect to the securities identified in the above table, by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)Represents shares of Common Stock subject to issuance in connection with the settlement of restricted stock unit awards granted under the WiteSand Systems Inc. 2019 Equity Incentive Plan, which were assumed by the Registrant pursuant to the Agreement and Plan of Merger dated as of December 10, 2021, by and among the Registrant, WiteSand Systems Inc. and certain other parties.

(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act on the basis of $34.955, the average of the high and low sales price of a share of Common Stock as reported on the New York Stock Exchange on February 7, 2022.